Exhibit T3A-21
ARTICLES OF INCORPORATION
OF
NEWNAM MANUFACTURING, INC.
     The undersigned incorporator, desiring to form a corporation (“Corporation”) pursuant to the provisions of the Indiana Business Corporation Law as amended from time to time (the “Law”), executes the following Articles of Incorporation:
ARTICLE I
Name
     The name of the Corporation is NEWNAM MANUFACTURING, Inc.
ARTICLE II
Authorized Shares
     Section 2.1 Number. The total number of shares which the Corporation is authorized to issue is one thousand (1,000).
     Section 2.2 Classes. There shall be one (1) class of shares, designated common shares.
     Section 2.3 Rights. All common shares shall have the same preferences, limitations and relative rights.
     Section 2.3.1 Voting Rights. With respect to each matter upon which shareholders are entitled to vote, each holder of common shares shall be entitled to one (1) vote for each common share standing in the shareholder’s name on the Corporation’s books on the record date.
     Section 2.3.2 Rights Upon Dissolution. In the event of the dissolution of the Corporation, upon the winding up and liquidation of its business and affairs, each holder of common shares shall be entitled to receive a ratable portion of the net assets of the Corporation remaining after payment (or provision for payment) of the debts and other liabilities of the Corporation.

     Section 2.3.3 No Preemptive Rights. Shareholders shall have no preemptive rights to subscribe to or purchase any common shares or other securities of the Corporation.
     Section 2.4 Issuance and Consideration. Common shares may be issued for the consideration fixed from time to time by the Board of Directors.
     Section 2.5 Restrictions on Transfer of Shares. The By-Laws, an agreement among shareholders, or an agreement between shareholders and the Corporation may impose restrictions on the transfer (or registration of transfer) of shares of the Corporation.
ARTICLE III
Registered Office and Registered Agent
     The street address of the Corporation’s initial registered office in Indiana and the name of its initial Registered Agent at that office is: Don I. Brown, 1900 East Jefferson Street, Warsaw, Indiana 46580.
ARTICLE IV
Incorporator
     The name and address of the incorporator of the Corporation is: Carl D. Overman, Dutton & Overman, P.C., 710 Century Building, 36 South Pennsylvania Street, Indianapolis, Indiana 46204.
ARTICLE V
Board of Directors
     Section 5.1 Number. The Board of Directors shall consist of a minimum of one (1) individual and a maximum of nine (9) individuals. The number of directors may be fixed or changed from time to time, within the minimum and maximum, by the Board of Directors. In the absence of a resolution fixing the number of directors, the number shall be three (3).

     Section 5.2 Qualifications. Directors need not be residents of the State of Indiana nor shareholders of the Corporation.
ARTICLE VI
Purposes and Powers
     Section 6.1 Purpose. The purpose for which the Corporation is formed is to transact any and all lawful business for which corporations may be incorporated under the Law.
     Section 6.2 Powers. The Corporation shall have the powers to do all things necessary or convenient to carry out its business and affairs.
ARTICLE VII
Provisions For Managing The Business And
Regulating The Affairs Of The Corporation
     Section 7.1 Authority of Board of Directors. Subject to any specific limitation or restriction imposed by the Law or by these Articles of Incorporation, all corporate powers shall be exercised by or under the authority of the Board of Directors, and the business and affairs of the Corporation shall be managed under the direction of the Board of Directors, without previous authorization or subsequent approval by the shareholders of the Corporation.
     Section 7.2 Code of By-Laws. The Board of Directors shall have the power to adopt, amend or repeal the Code of By-Laws of the Corporation, without previous authorization or subsequent approval by the shareholders of the Corporation.
     Section 7.3 Removal of Directors. Any director (or all of the directors) may be removed with or without cause by either the shareholders or the Board of Directors. Any director (or all of the directors) may be removed by the shareholders only at a meeting called for the purpose of removing the director(s), and the meeting notice must state that a purpose of the meeting is removal of the director(s). Any of the directors (or all of the directors) may be removed by the Board of Directors at any meeting of the Board, and no notice is required. In either case, a director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.

     Section 7.4 Amendment of Articles of Incorporation. The Corporation may amend these Articles of Incorporation at any time to add or change a provision that, as of the effective date of the amendment, is required or permitted to be in the Articles of Incorporation or to delete a provision that, as of the effective date of the amendment, is not required to be in the Articles of Incorporation. Amendments to the Articles of Incorporation shall be adopted in any manner prescribed or permitted by the provisions of the Law as of the effective date of the amendment. All rights and powers conferred upon the shareholders or the directors by the Articles of Incorporation or the Code of By-Laws are subject to this reserved right to amend the Articles of Incorporation. An amendment is adopted if the votes cast favoring the amendment exceed the votes cast opposing the amendment.
     Section 7.5 Potentially Abandoned Property. After a period of six (6) years from the date specified for payment or delivery, the following property shall revert to and become the property of the Corporation:
     (a) An unclaimed dividend, distribution or other sum payable to a shareholder,
     (b) An unclaimed sum payable to any claimant on any obligation of the Corporation,
     (c) Any unclaimed funds or other property, tangible or intangible, held by the Corporation for the benefit of any person other than the Corporation, and
     (d) The interest, income, earnings or appreciation on any of the funds or property described above.
Before the end of the seventh year after the date that particular funds or property described above should have been paid, distributed or delivered, the Secretary shall prepare the Corporation’s written claim to the funds or property including the interest, income, earnings or appreciation.

STATE OF INDIANA
OFFICE OF THE SECRETARY OF STATE
ARTICLES OF AMENDMENT
To Whom These Presents Come, Greeting:
WHEREAS, there has been presented to me at this office, Articles of Amendment for:
NEWNAM MANUFACTURING INC
and said Articles of Amendment have been prepared and signed in accordance with the provisions of the Indiana Business Corporation Law, as amended.
The name of the corporation is amended as follows:
DALTON CORPORATION, KENDALLVILLE MANUFACTURING FACILITY
NOW, THEREFORE, I, SUE ANNE GILROY, Secretary of State of Indiana, hereby certify that I have this day filed said articles in this office.
The effective date of these Articles of Amendment is February 19, 1997.